SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                  SCHEDULE 13G
                                 (Rule 13d-102)


             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b)(c), AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)

                                (Amendment No. )


                             Scorpio Bulkers Inc.
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                                (Name of Issuer)


                         Common Stock, $0.01 Par Value
-------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                   Y7546A122
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                                 (CUSIP Number)


                                December 31, 2015
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             (Date of Event Which Requires Filing of this Statement)


     Check the  appropriate  box to  designate  the rule  pursuant to which this
Schedule is filed:

          [x]  Rule 13d-1(b)

          [ ]  Rule 13d-1(c)

          [ ]  Rule 13d-1(d)

CUSIP No. Y7546A122
          ---------------------

1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Brian Taylor

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                 (a)  [_]
                                                                 (b)  [x]

3.   SEC USE ONLY



4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.   SOLE VOTING POWER

     0

6.   SHARED VOTING POWER

     2,140,551

7.   SOLE DISPOSITIVE POWER

     0

8.   SHARED DISPOSITIVE POWER

     2,140,551

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     2,140,551

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                                          [_]

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     7.5%

12.  TYPE OF REPORTING PERSON

     IN

CUSIP No. Y7546A122
          ---------------------

1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Pine River Capital Management L.P.

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                 (a)  [_]
                                                                 (b)  [x]

3.   SEC USE ONLY



4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware, United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.   SOLE VOTING POWER

     0

6.   SHARED VOTING POWER

     2,140,551

7.   SOLE DISPOSITIVE POWER

     0

8.   SHARED DISPOSITIVE POWER

     2,140,551

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     2,140,551

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                                          [_]

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     7.5%

12.  TYPE OF REPORTING PERSON

     IA

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CUSIP No. Y7546A122
          ---------------------

Item 1(a).  Name of Issuer:

            Scorpio Bulkers Inc.
            --------------------------------------------------------------------

Item 1(b).  Address of Issuer's Principal Executive Offices:

            9 Boulevard Charles III
            Monaco 98000
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Item 2(a).  Name of Persons Filing:

            Brian Taylor
            Pine River Capital Management L.P.
            Pine River Master Fund Ltd.
            --------------------------------------------------------------------

Item 2(b).  Address of Principal Business Office, or if None, Residence:

            Brian Taylor
            Pine River Capital Management L.P.
            601 Carlson Parkway
            7th Floor
            Minnetonka, MN 55305

            Pine River Master Fund Ltd.
            c/o Pine River Capital Management L.P.
            601 Carlson Parkway
            7th Floor
            Minnetonka, MN 55305
            --------------------------------------------------------------------

Item 2(c).  Citizenship:

            Brian Taylor - United States
            Pine River Capital Management L.P. - Delaware, United States
            Pine River Master Fund Ltd. - Cayman Islands
            --------------------------------------------------------------------

Item 2(d).  Title of Class of Securities:

            Common Stock, $0.01 Par Value
            --------------------------------------------------------------------

Item 2(e).  CUSIP Number:

            Y7546A122
            --------------------------------------------------------------------

Item 3. If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a:

     (a)  [_]  Broker or dealer registered under Section 15 of the Exchange Act.

     (b)  [_]  Bank as defined in Section 3(a)(6) of the Exchange Act.

     (c)  [_]  Insurance  company as defined in Section 3(a)(19) of the Exchange
               Act.

     (d) [_] Investment company registered under Section 8 of the Investment Company Act.

     (e)  [X]  An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

     (f) [_] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

     (g) [_] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

     (h) [_] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

     (i) [_] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

     (j)  [_]  Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

Item 4.  Ownership.

     Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

     (a)  Amount beneficially owned:

          Brian Taylor - 2,140,551
          Pine River Capital Management L.P. - 2,140,551
          Pine River Master Fund Ltd. - 1,770,770
          ----------------------------------------------------------------------

     (b)  Percent of class:

          Brian Taylor - 7.5%
          Pine River Capital Management L.P. - 7.5%
          Pine River Master Fund Ltd. - 6.2%
          ----------------------------------------------------------------------

     (c)  Number of shares as to which such person has:

          (i)   Sole power to vote or to direct the vote:

                Brian Taylor - 0
                Pine River Capital Management L.P. - 0
                Pine River Master Fund Ltd. - 0

          (ii)  Shared power to vote or to direct the vote:

                Brian Taylor - 2,140,551
                Pine River Capital Management L.P. - 2,140,551
                Pine River Master Fund Ltd. - 1,770,770

          (iii) Sole power to dispose or to direct the disposition of:

                Brian Taylor - 0
                Pine River Capital Management L.P. - 0
                Pine River Master Fund Ltd. - 0

          (iv)  Shared power to dispose or to direct the disposition of:
                Brian Taylor - 2,140,551
                Pine River Capital Management L.P. - 2,140,551
                Pine River Master Fund Ltd. - 1,770,770

Item 5.  Ownership of Five Percent or Less of a Class.

         If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities check the following [].
         -----------------------------------------------------------------------

Item 6.  Ownership of More Than Five Percent on Behalf of Another Person.

         Certain funds identified in Item 2(a) have the right to receive or
	 the power to direct the receipt of dividends from, or the proceeds
	 from the sale of, the Shares covered by this Statement. Such interest of Pine River Master Fund Ltd. relates to more than five percent of the class of shares.
         -----------------------------------------------------------------------

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person.

         N/A
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Item 8.  Identification  and  Classification  of Members of the Group.

         N/A
         ----------------------------------------------------------------------

Item 9.  Notice of Dissolution of Group.

         N/A
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Item 10.  Certifications.

         By signing below, each Reporting Person certifies that, to the best of its knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect, other than activities solely in connection with a nomination under Section 240.14a-11.

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



/s/ Brian Taylor*
---------------------
    Brian Taylor


PINE RIVER CAPITAL MANAGEMENT L.P.*
By: Pine River Capital Management LLC, its general partner


/s/ Brian Taylor
---------------------
By: Brian Taylor
Title:  Manager and President


Date:  February 10, 2016


*The Reporting Persons disclaim beneficial ownership in the common stock reported herein except to the extent of their pecuniary interest therein.

                                                                       EXHIBIT A

                                    AGREEMENT

The undersigned agree that this Schedule 13G dated February 10, 2016 relating to the Common Stock, $0.01 Par Value Par Value of Scorpio Bulkers Inc. shall be filed on behalf of the undersigned.


/s/ Brian Taylor
---------------------
    Brian Taylor


PINE RIVER CAPITAL MANAGEMENT L.P.
By: Pine River Capital Management LLC, its general partner


/s/ Brian Taylor
---------------------
By: Brian Taylor
Title:  Manager and President